Exhibit 99

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Lars B. Eller President and Chief Executive Officer Farmers & Merchants Bancorp, Inc. (419) 446-2501 leller@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

F&M Bank Announces Retirement of Eugene Burkholder from Board of Directors

ARCHBOLD, OHIO, December 17, 2024 – F&M Bank (“F&M”), an Archbold, Ohio-based bank owned by Farmers & Merchants Bancorp, Inc. (Nasdaq: FMAO) announces the retirement of Eugene Burkholder from its Board of Directors, effective December 17, 2024. Mr. Burkholder has served as an independent director on F&M’s Board since March 2012, contributing over a decade of dedicated leadership and expertise that has been pivotal to the Bank’s growth.

“The Board extends its heartfelt gratitude for Gene’s years of service and unwavering commitment to the Bank,” said F&M’s Chairman Andrew Briggs. “His leadership has been an inspiration, and his legacy will continue to guide the Bank’s efforts in serving its customers and communities. We wish him all the best in his next chapter.”

Following Mr. Burkholder’s retirement, his position on the Board will not be replaced, and the Board will continue with 11 members.

About F&M Bank:

F&M Bank is a local independent community bank that has been serving its communities since 1897. F&M Bank provides commercial banking, retail banking and other financial services. Our locations are in Butler, Champaign, Fulton, Defiance, Hancock, Henry, Lucas, Shelby, Williams, and Wood counties in Ohio. In Northeast Indiana, we have offices located in Adams, Allen, DeKalb, Jay, Steuben and Wells counties. The Michigan footprint includes Oakland County, and we have Loan Production Offices in West Bloomfield, Michigan; Muncie, Indiana; and Perrysburg and Bryan, Ohio.

Safe harbor statement

Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions, capital market conditions, or the effects of the COVID-19 pandemic, and its impacts on our credit quality and business operations, as well as its impact on general economic and financial market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov or through F&M’s website www.fm.bank.